Exhibit 10.10

SHAREHOLDERS AGREEMENT

SHAREHOLDERS AGREEMENT, dated as of February 7, 2005, by and among Elvis Presley Enterprises, Inc., a Tennessee corporation (the “Company”), the holder (the “Series B Investor”) of the Company’s $1.00 par value per share Series B Cumulative Convertible Preferred Shares, par value $1.00 per share (the “Series B Preferred Shares”), listed on Schedule A hereto, and those holders (the “Series A Investors”) of the Company’s $1.00 par value per share Series A Preferred Shares, par value $1.00 per share (the “Series A Preferred Shares”), listed on Schedule B hereto.  The Series B Investors, the Series A Investors and any Person who executes a counterpart to this Agreement in accordance with Article VI hereof are collectively referred to herein as the “Shareholders”.

PREAMBLE

WHEREAS, pursuant to the terms of the Exchange Agreement (as defined below), the Promenade Trust agreed to: (i) amend and restate the charter of the Company to provide for the issuance of the Series A Preferred Shares and Series B Preferred Shares; and (ii) contribute to Parent (x) 85% of the common shares, par value $1.00 per share of Company (the “Common Shares”) and (y) 100% of the Series A Preferred Shares, in each case, issued and outstanding on the Closing Date (as defined in the Exchange Agreement);

WHEREAS, one of the conditions to the closing of the transactions contemplated by the Exchange Agreement is the execution of this Agreement; and

WHEREAS, the Shareholders desire to accept the rights created pursuant hereto.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1        Definitions.

(a)           Capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to such terms in the Operating Agreement (as defined in Section 1.1(b) below).

(b)           The terms defined in this Section 1.1(b) shall have the meanings herein specified: “Act” means the Tennessee Business Corporation Act (Ten. Code. tit 48 §§11-101 through 27-103).

(ii)           “Annual Audit Report” means the audited balance sheet and the related statement of income, changes in members’ equity and cash flows for the Company for each Fiscal Year, audited by Deloitte & Touche or such other nationally recognized auditing firm designated by Company, and prepared in accordance with GAAP, consistently applied, together with a calculation of the Operating Cash Flow for such Fiscal Year certified by the chief financial officer of the Company.

(iii)          “Amended and Restated Charter” means the Amended and Restated Charter of the Company, as in effect from time to time.

(iv)          “Board” means the Board of Directors of the Company.

(v)           “Closing” has the meaning set forth in Section 5.3.

(vi)          “Code” shall have the meaning set forth in the Operating Agreement.

(vii)         “Common Shares” means the common shares of the Company, par value $1.00 per share.

(viii)        “Company” has the meaning set forth in the Recitals.

(ix)           “Fiscal Year” has the meaning set forth in the Amended and Restated Charter.

(x)            “Independent Appraiser” means the independent appraiser selected pursuant to Section 5.2(b).

(xi)           “LLC” has the meaning set forth in the Amended and Restated Charter.

(xii)          “Non-Transferring Shareholders” has the meaning set forth in Section 4.1.

(xiii)         “Operating Agreement” has the meaning set forth in the Amended and Restated Charter.

(xiv)        “Option Notice” has the meaning set forth in Section 3.2(a).

(xv)         “Permitted Transferee” means a Person who acquires Shares in a Transfer by a Shareholder in accordance with the terms set forth in Articles IV, V and VI hereof.

(xvi)        “Preferred Shares” means the Series A Preferred Shares and the Series B Preferred Shares.

(xvii)       “Put Interest” has the meaning set forth in Section 5.1.

(xviii)      “Put Notice” means the notice delivered by the Series B Investor pursuant to Article V.

(xix)         “Put Shares” has the meaning set forth in Section 5.1.

(xx)          “Remaining Shareholders” has the meaning set forth in Section 5.1.

(xxi)         “Series A Investor” has the meaning set forth in the introductory paragraph.

(xxii)        “Series A Investor Shares” means the Common Shares and Series A Preferred Shares held by such Series A Investor.

(xxiii)       “Series A Preferred Shares” has the meaning set forth in the introductory paragraph.

(xxiv)       “Series B Investor” has the meaning set forth in the introductory paragraph.

(xxv)        “Series B Preferred Shares” has the meaning set forth in the introductory paragraph.

(xxvi)       “Shareholders” has the meaning set forth in the introductory paragraph.

(xxvii)      “Shares” means the Series A Preferred Shares, Series B Preferred Shares or Common Shares held by the Shareholders.

(xxviii)     “Tag-Along Notice” means the notice delivered by the Transferring Shareholders pursuant to Article IV.

(xxix)       “Tag-Along Option Period” means the 30-day period commencing on the date the Tag-Along Notice is deemed delivered to the Series B Investor pursuant to Article IV.

(xxx)        “Taxing Jurisdiction” means any Federal, state, local or foreign government that collects tax or any similar assessments, interest or penalties, however designated, on any Shares.

(xxxi)       Transferring Shareholders” means, collectively, Parent and any Affiliate of Parent.

(b)           Interpretation.

(i)            Any provision of this Agreement which refers to an action which may be taken by any Person, or which a Person is prohibited from taking, shall include any such action taken directly or indirectly by or on behalf of such Person, including by or on behalf of any Affiliate, partner or agent of such Person.

(ii)           Any provision of this Agreement which refers to the words “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation”.

(iii)          All captions in this Agreement are inserted for reference only and are not to be considered in the construction or interpretation of any provision hereof.

(iv)          In the event that any claim is made by any Person relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Person or its counsel.

(v)           References to numbered or letter articles, sections, and subsections refer to articles, sections and subsections, respectively, of this Agreement unless expressly stated otherwise.  All references to this Agreement include, whether or not expressly referenced, the exhibits and appendices attached hereto.

ARTICLE II

COVENANTS OF THE COMPANY

Section 2.1        Meetings.

(a)           Annual Meeting.  The Company shall hold an annual meeting of the shareholders within 90 days after the end of each Fiscal Year.  No other regular meetings of the shareholders are required to be held.  All meetings shall be noticed, held and conducted pursuant to section 48-17-101 et. seq. of the Act.  Except as otherwise specifically provided for herein, in any instance under this Agreement that requires the consent of the Shareholders, such consent may be obtained in any manner permitted by the Act.

(b)           Power to Call Meetings.  Upon written demand of any Shareholder, meetings shall be called for any purpose; provided, that unless the Company is in material default hereunder or under the Amended and Restated Charter, the Series B Investor shall not be entitled to call more than two (2) meetings in any given calendar year.

(c)           Notice of Meeting.  Written notice of a meeting of shareholders shall be sent or otherwise given to each shareholder not less than five nor more than 60 days before the date of the meeting.  The notice shall specify the place, date and hour of the meeting.  The Shareholder requesting such meeting shall promptly cause notice to be given to the shareholders that a meeting will be held at the time requested by the Shareholder requesting the meeting, not less than five nor more than 60 days after the receipt of the request.

(d)           Manner of Giving Notice.  Notice of any meeting of shareholders shall be given in accordance with the provisions of, and shall be addressed to each shareholder of the Company at the address set forth in Section 7.8 below or in the register of the Company.

(e)           Quorum.  The presence in person or by proxy of the Series B Investor and the holders of a majority of the outstanding Common Shares shall constitute a quorum at a meeting of shareholders.

(f)            Waiver of Notice or Consent.  The actions taken at any meeting, however called and noticed, and wherever held, have the same validity as if taken at a meeting duly held after regular call and notice, if, either before or after the meeting, each of the shareholders entitled to vote who was not present in person or by proxy signs a written waiver of notice or consents to the holding of the meeting and approves the minutes of the meeting.  All such waivers, consents or approvals shall be filed with the Company records or made a part of the minutes of the meeting.  Attendance of a shareholder at a meeting shall constitute a waiver of notice of that meeting, except when the shareholder objects at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

(g)           Telephonic Participation by Shareholder at Meetings.  Shareholders may participate in any shareholders’ meeting through the use of any means of conference telephones or similar communications equipment as long as all shareholders participating can hear one another.  A shareholder so participating is deemed to be present in person at the meeting.

(h)           Place of Meetings.  Meetings of the shareholders shall be held at the principal office of Parent, unless the Shareholders shall agree upon some other appropriate and convenient location for that purpose from time to time.

Section 2.2        Information, Accounts and Publicity.

(a)           Books and Records.  The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with GAAP.  The books and records of the Company shall reflect all the Company’s transactions and shall be appropriate and adequate for the business conducted by the Company.

(b)           Delivery to Shareholders and Inspection.  Upon the written request stating the reason of such request of any Shareholder for purposes reasonably related to the interest of that Person as a Shareholder, the Company shall promptly deliver to the requesting Shareholder, at the expense of the Company, a copy of the following:

(i)            a current list of the full name and last known business or residence address of each shareholder, former shareholder and other holder of an equity interest or capital stock of the Company, set forth in alphabetical order;

(ii)           copies of the Company’s federal, foreign, state, and local income tax or information returns and reports, if any, for each Fiscal Year;

(iii)          copies of the financial statements of the Company, if any, for the six (6) most recent Fiscal Years;

(iv)          a copy of the Amended and Restated Charter and bylaws and all amendments thereto, this Agreement and all amendments thereto, together with executed copies of any written powers of attorney pursuant to this Agreement and all amendments thereto have been executed; and

(v)           any other information regarding the affairs of the Company as is reasonable, including true and full information regarding the business and financial condition of the Company.

(c)           Inspection.  Each Shareholder has the right, upon reasonable request for the purposes reasonably related to the interest of the Person as a Shareholder, to (i) inspect and copy during normal business hours any of the Company records maintained by the Company pursuant to this Section 2.2; and (ii) obtain from the Company, promptly after their becoming available, a copy of the Company’s federal, state, and local income tax or information returns for each Fiscal Year.

(d)           Additional Records.  The Company shall deliver, at the expense of the Company, the following to the Series B Investor:

(i)            Copies of the Annual Audit Report within 90 days following the end of each Fiscal Year, together with the calculation of the Series B Year End Dividend for such Fiscal Year;

(ii)           Copies of the unaudited financial statements of the Company within 45 days following the end of each calendar quarter;

(iii)          Annual budgets covering at least a period of one Fiscal Year no later than 60 days after the beginning of such period accompanied by a certificate signed by the President or other officer acting in a similar capacity certifying that (i) such projections have been prepared on the basis of sound financial planning and practice, consistent with past budgets and financial statements and (ii) the President or other officer acting in a similar capacity has no reason to question the reasonableness of any material assumptions on which such projections were prepared;

(iv)          A copy of the monthly financial reports to the extent such reports are prepared by the Company in the ordinary course of business, in each case certified by the chief accounting officer of the Company or, if none, the President or other officer acting in a similar capacity, within 30 days after the end of each calendar month, including unaudited financial statements on a monthly basis and material updates and changes (if any) to the budget or business plan;

(v)           Immediate notification of any material litigation or governmental order;

(vi)          a copy of the Company’s federal, state, and local income tax or information returns for each Fiscal Year within 90 days after the end of each Fiscal Year;

(vii)         copies of any notices, statements or reports delivered or required to be delivered to the holders of the Class B Interest pursuant to the terms of the Operating Agreement in effect on the date hereof; provided, that copies of any such notice, statement or report delivered to the Class B Member shall be deemed delivered to the Series B Investor for purposes hereof; and

(viii)        any other information regarding the affairs of the Company as is reasonably requested.

(e)           Bank Accounts.  The Company shall maintain the funds of the Company and its subsidiaries in one or more separate bank accounts in the name of the Company or its subsidiaries, and shall not, other than with its subsidiaries, permit the funds of the Company to be commingled in any fashion with the funds of any other Person.

Section 2.3        Series B Statement.

(a)           If the Series B Investor disagrees with the calculation of the Series B Year End Dividend or the Class B Year End Distribution, it shall, within 30 days after its receipt of the Annual Audit Report, notify the Company of such disagreement in writing, setting forth the particulars of such disagreement; provided, that failure to provide a notice of disagreement shall not waive any rights that the Series B Investor may have under this Agreement or otherwise.

(b)           If any such notice of disagreement is provided, the Series B Investor and the Company shall use reasonable good faith efforts to resolve such dispute.  If, at the end of a 10-day period (or such longer period as they may mutually agree), they are unable to resolve such disagreement, then an Independent Financial Advisor mutually selected by (i) the Series B Investor, on one hand, and (ii) the Company and the Manager, on the other hand, shall resolve any remaining disagreements regarding the Series B Year End Dividend or the Class B Year End Distribution.  The Independent Financial Advisor shall determine as promptly as practicable, only with respect to the disagreements submitted, whether and to what extent (if any) the Series B Year End Dividend and/or the Class B Year End Distribution requires adjustment.  The Independent Financial Advisor shall promptly deliver to the Series B Investor, the Company and the Manager its determination in writing, which determination shall be made subject to the definitions and principles set forth in this Agreement and the Amended and Restated Charter.  The determination of the Independent Financial Advisor shall be final, binding and conclusive for purposes of this Agreement.  Notwithstanding anything to the contrary herein, an amount equal to the Series B Year End Dividend as set forth on the Annual Audit Report shall be paid to the Series B Investor on the applicable Series B Dividend Payment Date and, if it is subsequently determined that an additional payment is due, such additional payment shall be made within 10 days following the Independent Financial Advisor’s determination.  The fees and expenses of the Independent Financial Advisor shall be paid by the Company, unless the Independent Financial Advisor determines that the aggregate amount of the additional payment due to the Series B Investor in respect of the Series B Year End Dividend or the Class B Year End Distribution is not more than the lower of (i) $50,000 or (ii) 5% of the payment that was actually paid to the Series B Investor, in which case, the Series B Investor shall pay the fees and expenses of the Independent Financial Advisor.

Section 2.4        Financing Growth.  Subject to Section 7.5 of the Amended and Restated Charter, the Series A Investor shall have the right to finance efforts to grow the business of the Company by loaning capital directly to the Company and/or arranging bona fide third-party financing; provided, that the Interest on any such Indebtedness owed to Parent or any Affiliate of Parent shall not exceed the Permitted Rate.

Section 2.5        Business Purpose.  The Company shall not engage in any Improper Activity.

ARTICLE III

OTHER COVENANTS

Section 3.1        Covenants Regarding Series B Dividends.

(a)           If the Company shall fail to pay the Series B Dividend on or before any Series B Dividend Payment Date (because there is insufficient cash legally available therefore or otherwise), the Series A Investors shall pay on a pro rata basis directly to the Series B Investor an amount equal to all unpaid Series B Dividends in full as soon thereafter as possible, and before any dividends or other distributions are paid to any holder of Capital Stock of the Company.

(b)           If the Series B Investor disputes the calculation of the Series B Year End Dividend pursuant to Section 2.3 hereof and it is determined that the Series B Year End Dividend should be increased, the Series A Investors, pro rata, within 5 days following such determination, shall pay directly to the Series B Investor such portion of the Series A Year End Dividend as is equal to the increase in the Series B Year End Dividend.

Section 3.2        Right of First Refusal.  Other than Transfers (i) to its Affiliates or (ii) of all of the Series A Investor Shares then held by Parent or any Affiliate of Parent to an Acquiror pursuant to a Change of Control of Parent, each time the Series A Investor proposes to Transfer all or any part of the Series A Investor Shares, such Series A Investor shall first offer such Series A Investor Shares to the Series B Investor in accordance with the following provisions, provided that the grant of any permitted pledge or mortgage of any assets of the Company to secure Indebtedness of the Company to a person or of the Series A Investor Shares shall not constitute a Transfer or assignment for purposes of this Section 3.2 if the holder of such pledge or mortgage agrees to comply with the terms hereof.

(a)           Notice of Proposed Transfer.  Such Series A Investor shall deliver a written notice (“Option Notice”) to the Series B Investor stating (i) such Series A Investor’s bona fide intention to Transfer such Series A Investor Shares; (ii) the Series A Investor Shares to be Transferred; (iii) the purchase price and terms of payment for which the Series A Investor proposes to Transfer such Series A Investor Shares; (iv) the nature of the proposed Transfer; and (iv) the name and address of the proposed Transferee.  The Series A Investor shall use commercially reasonable efforts to cause the Option Notice to be signed by the proposed Transferee, if any, confirming the accuracy of the information contained therein.

(b)           Series B Investor’s Option.  The Series B Investor shall have the right, but not the obligation, to elect to purchase such Series A Investor Shares upon the same price and terms, including payment of any deposit and forfeit thereof, designated in the Option Notice.  If the Option Notice provides for the payment of non-cash consideration, the Series B Investor may elect to pay the consideration in cash equal to the good faith estimate of the present fair market value of the non-cash consideration offered.  Within 10 Business Days after receipt of the Option Notice, the Series B Investor shall notify the Company in writing of its election to purchase the Series A Investor Shares proposed to be so Transferred.  The failure to submit a notice within the applicable period shall constitute an election not to purchase any of the Series A Investor Shares which may be so Transferred.

(c)           Closing.  If the Series B Investor elects to purchase the Series A Investor Shares designated in the Option Notice, then the closing of such purchase shall occur within the time period and subject to the conditions set forth in the Option Notice.  The Transferring Shareholders, the Company and/or the other Series B Investor shall execute such documents and instruments and make such deliveries as may be reasonably required to consummate such purchase.

(d)           Failure to Exercise Options.  If the Series B Investor elects not to purchase all of the Series A Investor Shares designated in the Option Notice, then the transferring Shareholders may Transfer the portion of the Series A Investor Shares described in the Option Notice not so purchased, to the proposed transferee but only if such Transfer (i) is completed within 90 days after the expiration of the Series B Investor’s right to purchase such Series A Investor Shares; (ii) is made on terms no less favorable to the transferring Shareholders than as designated in the Option Notice; and (iii) complies with Articles IV and VI.  If such Series A Investor Shares are not so Transferred, the transferring shareholder must give notice in accordance with this Section 3.2 prior to any other or subsequent Transfer of such Series A Investor Shares.  If the Series B Investor exercises its option under this Section 3.2 and defaults in its obligation to purchase all of the Series A Investor Shares designated in the Option Notice, the rights pursuant to this Section 3.2 shall terminate.

ARTICLE IV

TAG-ALONG RIGHT

Section 4.1        Tag-Along.

(a)           In addition to the other requirements hereunder, if a Transferring Shareholder desires to transfer Preferred Shares or Common Shares to a Third Party, the Transferring Shareholder shall deliver a Tag-Along Notice to the other Shareholders (a “Non-Transferring Shareholder”) indicating the amount and type (as applicable) of its Shares proposed to be Transferred and the terms (including the form and amount of consideration to be paid) and conditions of such proposed Transfer, provided that the grant of any permitted pledge or mortgage of any assets of the Company to secure Indebtedness of the Company to a person or of the Series A Investor Shares shall not constitute a Transfer or assignment for purposes of this Section 4.1(a) if the holder of such pledge or mortgage agrees to comply with the terms hereof.  The Non-Transferring Shareholder shall have the right to elect to participate in the proposed Transfer, by delivering written notice of such election to the Transferring Shareholder within the Tag-Along Option Period.  The Non-Transferring Shareholder shall be entitled, but is not required, to sell to the prospective Third Party an amount of its Shares up to the product of (i) the number of shares of the Non-Transferring Shareholder’s Preferred Shares or Common Shares, as applicable, and (ii) the percentage determined by dividing (A) the number of shares of the Transferring Shareholders’ Preferred Shares or Common Shares, as applicable, proposed to be Transferred divided by (B) the aggregate number of shares of the Transferring Shareholders’ Shares, as applicable, on substantially the same terms and conditions as the Transferring Shareholders, provided, that where the Non-Transferring Shareholder is a Series B Investor, such Series B Investor shall: (x) not be required to make any representations or warranties other than with respect to its ownership of the Shares held by it; and (y) agree to its pro rata share of any required indemnification obligations solely with respect to such representations and warranties required to be given pursuant to clause (x) above.

(b)           The Transferring Shareholders shall not sell any Shares to a Third Party unless and until, simultaneously with such sale, the Third Party purchases such Shares from the Non-Transferring Shareholder in accordance with the terms of this Article IV.

(c)           Subject to Section 3.2 and the other requirements hereunder, so long as the Transferring Shareholder complies with the conditions set forth in this Article IV and in Article VI, the Transferring Shareholder may Transfer such Shares to the Third Party set forth in the Tag-Along Notice, provided that:

(i)            such Transfer is completed within 60 days after the expiration of the Tag-Along Option Period,

(ii)           such Transfer is made for the same consideration and on substantially the same terms and conditions as set forth in the Tag-Along Notice,

(iii)          if any Series B Preferred Shares are being transferred, such Series B Preferred Shares shall automatically convert, without any action of the parties hereto or the transferee, into Series A Preferred Shares, without any of the rights specifically associated with Series B Preferred Shares, in accordance with the terms of the Amended and Restated Charter,

(iv)          the requirements hereof relating to consents and the requirements in Article VI are met,

(v)           if the Shares are not Transferred to the proposed Third Party within such 60-day period, the Transferring Shareholders must give notice in accordance with this Article IV prior to any other or subsequent Transfer of such Shares; and

(vi)          the proceeds to be received by a Transferring Shareholder are applied to any amounts due and owing the Company or the other Shareholders hereunder or LLC under the Operating Agreement (including, in the case of a Series B Investor, in its capacity as a Class B Member, as a Capital Contribution in the amount of, and to reduce, any Excess Payment Balance) and such amounts are paid to LLC concurrently with the Transferring Shareholder’s receipt of the proceeds from the Transfer permitted hereunder; it being understood that if there remains outstanding any Excess Payment Balance after the application of the proceeds to be received by a Transferring Shareholder in respect of Series B Preferred Shares, such outstanding Excess Payment Balance shall apply in full to the remaining Series B Preferred Shares and Class B Interest.

(d)           Immediately following the transfer of Series B Preferred Shares pursuant to this Article IV, except as provided below, all dividend and distribution calculations relating to (x) the remaining Series B Preferred Shares held by the Series B Investor (including all definitions and minimums relating thereto) under this Agreement and under the Amended and Restated Charter and (y) the Series B Investor’s continuing Class B Interest (including all definitions and minimums relating thereto) under the Operating Agreement shall be reduced in the aggregate proportionately on a going forward basis based on the percentage of the Series B Preferred Shares transferred and the percentage Class B Interest transferred.  If LLC elects to have an interim closing of the books with respect to the related transfer of Membership Interests, then the date of transfer shall be treated as the end of a Fiscal Year for purposes of calculating the Series B Year End Dividend and the Class B Year End Distribution, which amount shall be payable concurrently with the transfer.  Otherwise, the determination of the Amount Owed for the year of the transfer shall be the weighted average of the Series B Investor’s percentage of Operating Cash Flow for such year. The weighted average shall be the sum of the percentage share of Operating Cash Flow for each day of the Fiscal Year divided by the number of days in the Fiscal Year.  For example if the Series B Investor’s interest in Operating Cash Flow was 15% for 125 days and 13% for 240 days, the formula would be 15x125 (1875) plus 13x240 (3120) divided by 365, which results in a percentage of Operating Cash Flow equal to 13.68% and the “Amount Owed” for purposes of determining the Series B Year End Dividend in the Amended and

Restated Charter shall be adjusted accordingly.

ARTICLE V

PUT RIGHTS OF EXIT

Section 5.1        Put Option.  Subject to Section 6.2, from and after January 1, 2008, the Series B Investor may, by delivery of a written notice to the Company (the “Put Notice”), cause the Series A Investors (the “Remaining Shareholders”) to purchase all or part of the Series B Investor’s Series B Preferred Shares and Common Shares (the “Put Interest”) as provided in this Article V; provided, that the Series B Investor shall not be entitled to deliver a Put Notice more than twice in any Fiscal Year.  The Company and Parent hereby jointly guarantee the performance of the Series A Investors of this Article V.

Section 5.2        Purchase Price.

(a)           The purchase price for the Put Interest shall be the fair market value thereof as determined by an independent appraiser jointly selected by (i) the Series B Investor, on one hand, and (ii) the Company and the Manager, on the other hand.  If the Series B Investor, the Company and the Manager are unable to agree on an appraiser within 10 days after delivery of the Put Interest, the Series B Investor shall select an independent appraiser and the Company and the Manager shall collectively select an independent appraiser, each within 5 days after expiration of the 10-day period.  The 2 appraisers so selected shall each independently appraise the Put Interest and, as long as the difference in the 2 appraisals does not exceed 1% of the lower of the 2 appraisals, the fair market value shall be conclusively deemed to equal the average of the 2 appraisals.  The determination of such appraisers shall be binding on the parties.  If either party fails to select an independent appraiser within the time required by this Section 5.2, the fair market value of the Put Interest shall be conclusively deemed to equal the appraisal of the independent appraiser timely selected by the other.

(b)           If the difference between the 2 appraisals exceeds 1% of the lower of the 2 appraisals, the 2 appraisers selected shall select a third appraiser (the “Independent Appraiser”) who shall also independently appraise the Put Interest and choose between the other two appraisals.  The determination of such appraiser shall be binding on the parties. The cost of the Independent Appraiser shall be borne by the party whose appraisal has not been chosen.

(c)           In determining the fair market value, the appraisers shall consider all opinions and relevant evidence submitted to them by the parties, or otherwise obtained by them (including future plans and opportunities of the Company and LLC), and shall set forth their determination in writing, together with their opinions and the considerations on which the opinions are based, with a signed counterpart to be delivered to each party, within 30 days after commencing the appraisal.  In determining such fair market value: (i) the appraisers shall take into account the amount of the Excess Payment Balance, if any, and (ii) no discount shall be taken for non-marketability, minority ownership or other similar factors.  The Company will promptly provide all information requested by either party to assist in determining fair market value.

(d)           The proceeds to be received by the Series B Investor in connection with the sale of its Put Interest shall be applied to any amounts due and owing by the Series B Investor to the Company or LLC or the Series A Investors only to the extent such amounts were not taken into account in determining the fair market value of the Put Interest.

Section 5.3        Closing.  The purchase price for the Put Interest shall be paid by the Remaining Shareholders in cash, at a closing (“Closing”) for the sale of a Put Interest, to be held at 10:00 a.m. at the location specified in the Put Notice no later than 60 days after the determination of the purchase price, except that if the Closing date falls on a Saturday, Sunday, or legal holiday, then the Closing shall be held on the next succeeding Business Day.  At the Closing, the Series B Investor shall deliver to the Remaining Shareholders an instrument of transfer (containing warranties of title and no encumbrances) and certificates evidencing the Series B Preferred Shares conveying the Put Interest.  The Series B Investor, the Company and the Remaining Shareholders shall do all things and execute and deliver all papers as may be reasonably necessary to consummate fully such sale and purchase in accordance with the terms and provisions of this Agreement.

Section 5.4        Allocation of Series B Year End Dividend.  In any year in which a Put Option is exercised, the determination of the Series B Year End Dividend and the Class B Year End Distribution shall be made with respect to each Series B Investor based on their varying interests during the year, reducing any amounts to which such Series B Investor is entitled, in the aggregate proportionately for such year and on a going forward basis based on the percentage of Class B Interest and Series B Preferred Shares as to which the Put Option has been exercised.  For example, if a Series B Investor holds 100% of the originally outstanding shares of Series B Preferred Shares and Class B Interest for 125 days and 25% of such shares of Series B Preferred Shares and Class B Interest for 240 days, the formula would be 100x125 (12500) plus 25x240 (6000) divided by 365, which results in a weighted percentage equal to 50.68% and accordingly, such Series B Investor would be entitled to receive 50.68% of the Series B Year End Dividend and Class B Year End Distribution.

ARTICLE VI

RESTRICTIONS ON TRANSFER

Section 6.1        Requirements of Transfer.  In addition to the other requirements hereunder, no Transfer of Shares in the Company shall be effective unless and until:

(a)           the Company and the non-transferring Shareholders have received written notice (including the name and address of the proposed transferee and the date of such Transfer) of such Transfer;

(b)           the Company has received an opinion of counsel reasonably satisfactory to the Company that such transfer is subject to an effective registration under, or exempt from the registration requirements of, the applicable state and Federal securities laws; provided, that no opinion shall be required with respect to any transfer by a Series B Investor to the Beneficiary, the Beneficiary’s descendants, immediate family members or any trust or other entity formed for tax or estate planning purposes for the benefit of any of the foregoing;

(c)           the Company has received from the transferee the information and agreements that the Company may reasonably require, including but not limited to any taxpayer identification number and any agreement that may be required by any Taxing Jurisdiction; and

(d)           the proposed transferee agrees in writing for the benefit of the Series B Investor, in form and substance reasonably satisfactory to the Series B Investor, to comply with the obligations of the transferor set forth in this Agreement.

Section 6.2        No Transfer.  Notwithstanding anything to the contrary in this Agreement:

(a)           No Shareholder shall Transfer Shares of any class or series unless, concurrent with the Transfer of such Shares, such Shareholder Transfers to the transferee of such Shares a number of (i) Shares of each other class or series held by such Shareholder and (ii) Membership Interests, such that the percentage of each class or series of Shares Transferred by such Shareholder (x) equals the percentage of each other class or series of Shares Transferred by such Shareholder and (y) equals the percentage of such Shareholder’s Membership Interest Transferred.  For illustrative purposes, if a Shareholder Transfers 1/3 of its Series A Preferred Shares, it must also Transfer 1/3 of its Common Shares and 1/3 of its Membership Interest to the same transferee.

(b)           No Series A Investor may Transfer any Shares except as permitted by Article IV and this Article VI.  No Series B Investor may Transfer any Shares except (i) in connection with a Transfer by a Series A Investor under Articles IV and this Article VI with respect to which the Series B Investor is exercising its Tag-Along rights hereunder or (ii) pursuant to Article V.

Section 6.3        Restrictive Legend.

(a)           Each certificate representing Shares shall (unless otherwise permitted by this Agreement) be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws or otherwise):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS.  SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, ASSIGNED, OR OTHERWISE TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO ELVIS PRESLEY ENTERPRISES, INC. (THE “COMPANY”), SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED.  ANY TRANSFER OF THE SECURITIES REPRESENTED BY

THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH IN THE AMENDED AND RESTATED CHARTER OF THE COMPANY AND IN THE SHAREHOLDERS AGREEMENT, DATED AS OF FEBRUARY 7, 2005, BY AND AMONG THE COMPANY AND CERTAIN OF ITS SHAREHOLDERS.”

(b)           Each Shareholder consents to the Company making a notation on its records and giving instructions to any transfer agent of the Shares in order to implement the restrictions on transfer established in this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1        Representations.

(a)           The Company represents that, other than as set forth in the Amended and Restated Charter, there are no other agreements or arrangements, whether oral or written, granting shareholders of the Company or any of its subsidiaries rights by virtue of their ownership of capital stock of the Company, including, without limitation, registration rights, rights of first offer, co-sale rights, rights of first refusal, visitation rights, inspection rights, financial information rights and other similar agreements.

(b)           Other than as set forth in the Amended and Restated Charter, the Company and each Shareholder represent that they have not granted and are not a party to any proxy, voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement, and neither the Company nor any Shareholder shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement.

(c)           Each Shareholder represents, warrants and agrees that:

(i)            such Shareholder has acquired or is acquiring the Shares for investment for its own account and not with a view to, or for, resale, in connection with any distribution or public offering thereof within the meaning of the Securities Act, and it is not a party to any agreement to transfer the Shares;

(ii)           the Shares will not be registered under the Securities Act or qualified under applicable state securities laws on the grounds that the issuance of the Shares to such Shareholder is exempt from registration under such laws;

(iii)          the Shares must be held indefinitely by such Shareholder unless the Shares are subsequently registered under applicable federal and state securities laws or an exemption from such registration is available;

(iv)          such Shareholder is an “accredited investor” as defined in Rule 501(a) of the Securities Act;

(v)           such Shareholder is familiar with the Company’s business, properties, prospects and financial condition; and

(vi)          such Shareholder has not been presented with any form of general solicitation or advertising.

Section 7.2        Severability.  If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to Persons or circumstances other than those to which it is held invalid shall not be affected thereby.

Section 7.3        Remedies; Cumulative.  The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any Person may be lawfully entitled.

Section 7.4        Assignability; Binding Effect.  This Agreement shall be binding and inure to the benefit of the Shareholders party hereto and to their respective successors, but the rights and obligations of the Shareholders hereunder shall not be assignable, transferable or delegable except as expressly provided herein, and any attempted assignment, transfer or delegation thereof which is not made in accordance with such express provisions shall be void.  The Company may not assign this Agreement.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.  The administrator, executor or legal representative of any deceased, juvenile or incapacitated Shareholder shall have the right to execute and deliver all documents and perform all acts necessary to exercise and perform the rights and obligations of such Shareholder under the terms of this Agreement.

Section 7.5        Dilution.  If, and as often as, there is any change in the Common Shares, the Series A Preferred Shares or the Series B Preferred Shares by way of a share split, share dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue with respect to the Common Shares, the Series A Preferred Shares or the Series B Preferred Shares as so changed.

Section 7.6        Modification or Amendment.  This Agreement may be amended or modified from time to time only by a written instrument executed by (a) the holders of a majority of the outstanding Common Shares, (b) the Series B Investor and (c) the holders of a majority of the outstanding Series A Preferred Shares.  Any waiver, or claimed waiver, sought to be enforced against a Shareholder shall not be effective unless contained in a signed writing made by such Shareholder. Any amendment or waiver effected in accordance with this Section 7.6 will be binding upon the Company and each holder of any securities subject to this Agreement (including securities into which such securities are convertible).  Any Shareholder may waive its rights or the Company’s obligations hereunder without obtaining the consent of any other

Person.

Section 7.7        Counterparts.  This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

Section 7.8        Notices.

(a)           Any notice to any Shareholder shall be at the address of such Shareholder set forth in Exhibit A or Exhibit B hereto, as applicable, or such other mailing address of which such Shareholder shall advise the Company in writing. Any notice to the Company shall be to 3734 Elvis Presley Boulevard, Memphis, Tennessee 38116, Facsimile: (901) 344-3124, or such other address as determined reasonably and in good faith by the Company, upon due notice to each Shareholder in accordance with this Section 7.8.

(b)           Any notice hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, sent by overnight courier or sent by United States mail, or by facsimile transmission, and will be deemed received, unless earlier received, (i) if sent by certified or registered mail, return receipt requested, when actually received, (ii) if sent by overnight courier, when actually received, (iii) if sent by facsimile transmission (which transmission is confirmed), on the date confirmed, and (iv) if delivered by hand, on the date of receipt.

Section 7.9        Charter and Bylaws.  Neither the Amended and Restated Charter nor the bylaws shall be amended in any manner that would conflict with, or be inconsistent with, the provisions of this Agreement.

Section 7.10      Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Tennessee, without regard to any conflicts or laws or choice of laws principles that would require the application of the laws of any jurisdiction other than the State of Tennessee, all rights and remedies being governed by said laws.

Section 7.11      Arbitration.  Except as otherwise provided in this Agreement, any controversy between the parties arising out of this Agreement shall be submitted to a mutually-agreed upon JAMS arbitrator pursuant to the American Arbitration Association’s Expedited Procedures for arbitration in Los Angeles, California.  The costs of the arbitration, including any administration fee, the arbitrator’s fee, and costs for the use of facilities during the hearings, shall be borne equally by the parties to the arbitration.  Attorneys’ fees may be awarded to the prevailing or most prevailing party at the discretion of the arbitrator.  The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any remedy which is either prohibited by the terms of this Agreement, or not available in a court of law. The arbitrator shall issue a written reasoned award and decision that shall be consistent with and supported by the facts and the law within 90 days from the date the arbitration proceedings are initiated.  Judgment on the award of the arbitrator may be entered in any court having jurisdiction thereof.

Section 7.12      Costs and Expenses.  Except as otherwise provided herein or in the Amended and Restated Charter and unless otherwise agreed to in writing by (i) the Series B Investor, (ii) the holders of a majority of the outstanding Common Shares and (iii) the Company, each Shareholder shall bear the costs and expenses incurred by its officers, directors, managers, partners, members, employees, representatives or other agents in connection with the performance of their duties pursuant to this Agreement or the Amended and Restated Charter.

Section 7.13      Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 7.14      Acknowledgement.  The Shareholders hereby expressly acknowledge that payments to be made to the Series B Investor in respect of Shares held by the Series B Investor pursuant to this Agreement or the Amended and Restated Charter may be made directly to any Person designated in writing by the Series B Investor.

IN WITNESS WHEREOF, the Company and Shareholders have executed this Shareholders Agreement in counterparts as of the date first above specified.

COMPANY:

ELVIS PRESLEY ENTERPRISES, INC.

By:	/s/ Jack Soden
	Name:	Jack Soden
	Title:	President

SERIES B INVESTOR:

THE PROMENADE TRUST

By:	/s/ Barry Siegel
	Name:	Barry Siegel
	Title:	Co-Trustee

By:	/s/ Gary Hovey
	Name:	Gary Hovey
	Title:	Co-Trustee

SERIES A INVESTOR:

EPE HOLDING CORPORATION

By:	/s/ Thomas P. Benson
	Name:	Thomas P. Benson
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

PARENT, solely with respect to the last sentence of Section 5.1:

SPORTS ENTERTAINMENT ENTERPRISES, INC.

By:	/s/ Thomas P. Benson
	Name:	Thomas P. Benson
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

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